HENSLEY CONSULTANTS, INC
                              16060 East 4230 Road
                            Claremore, Oklahoma 70-17
                              Phone: (918) 342-0466
                               Fax: (918) 283-1054
                         Email: DanHensley@email.msn.com


November 21, 2000


RE:   APPRAISAL
      SPEARS LEASE & LOCATION NOS. 1 & 2
      RENTIESVILLE NORTH FIELD
      MCINTOSH AND MUSKOGEE COUNTIES, OKLAHOMA


To Whom it May Concern:

Hensley Consultants, Inc., hereby authorizes Arena Resources, Inc. to use the referenced Appraisal of Spears Lease and Location Nos. 1 & 2 dated August 7, 2000, for their SB-1 Filing.

Dated this 21st day of November 2000.

HENSLEY CONSULTANTS INC.


/s/Daniel R. Hensley
--------------------
   Daniel R. Hensley